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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549





                                    FORM 8-K

                                 CURRENT REPORT




                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): November 25, 1997
                              (November 24, 1997)        -----------------
                              -------------------



                      Laidlaw Environmental Services, Inc.
               ---------------------------------------------------
               (Exact name of Company as specified in its charter)


Delaware                                1-8368                      51-0228924
---------------                      ------------               --------------
(State or other                       (Commission                (IRS Employer
jurisdiction                         File Number)               Identification
of incorporation)                                                      Number)



         1301 Gervais Street, Suite 300, Columbia, South Carolina    29201
         -------------------------------------------------------------------
               (Address of principal executive offices)           (Zip Code)



       Registrant's telephone number, including area code: (803) 933-4200
                                                           --------------

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ITEM 5.  OTHER EVENTS

         On November 25, 1997, Laidlaw Environmental Services, Inc. ("LESI") (NYSE:LLE) announced that it filed an amended registration statement on Form S-4. Additionally LESI announced that on November 24, 1997, it filed a lawsuit in the federal district court in Chicago against Safety-Kleen Corp. (NYSE:SK). The full text of the announcement is reproduced below:

           LAIDLAW ENVIRONMENTAL FILES REVISED OFFER FOR SAFETY-KLEEN
             AND BRINGS ACTION AGAINST SAFETY-KLEEN BOARD TO ENJOIN
                             PHILIP SERVICES MERGER


COLUMBIA, SOUTH CAROLINA...NOVEMBER 25, 1997. Laidlaw Environmental Services, Inc. (NYSE:LLE) announced that it filed a lawsuit yesterday in the federal district court in Chicago against Elgin, Illinois-based, Safety-Kleen Corp. (NYSE:SK) and its directors seeking to prevent Safety-Kleen from proceeding with its proposed $27.00 per share merger with a buyout group led by Philip Services Corp., Apollo Advisors, L.P. and Blackstone Management Associates III, L.P. and to require Safety-Kleen and its directors to permit Laidlaw Environmental to take its higher $30.00 a share offer directly to Safety-Kleen's shareholders. The lawsuit also seeks to enjoin Safety-Kleen from paying up to $75 million in break-up fees and expenses under the merger agreement because such payments would be a breach of the Safety-Kleen directors' fiduciary duties.

Laidlaw Environmental also announced that today it filed an amended registration statement with the Securities and Exchange Commission relating to its increased offer of $30.00 per share, which was announced last Thursday following the announcement of Safety-Kleen's agreement with the buyout group. The revised offer, which was made last week in a letter to Mr. Donald W. Brinckman, chairman and CEO of Safety-Kleen from James R. Bullock, chairman of Laidlaw Environmental, consists of $15.00 per share in cash (subject to adjustment) and $15.00 per share in Laidlaw Environmental common stock. The actual number of shares of Laidlaw Environmental common stock will be determined by dividing $15.00 by the weighted average of the trading prices for Laidlaw Environmental shares for 10 days selected by lot from the 20 trading days ending three business days immediately prior to the expiration of the offer, but will be not less than 2.8 shares if the weighted average trading price is equal to or greater than $5.35714 and not more than 3.5 shares if the weighted average trading price is equal to or less than $4.28571.

As previously announced, the cash portion of the offer will be reduced by any incremental costs,

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such as break-up fees, new severance arrangements and other expenses
Safety-Kleen has incurred or may incur in connection with its merger agreement with the buyout group. Although Safety-Kleen has not publicly disclosed whether the company entered into any arrangements with management that provide for incremental severance payments, the break-up fees and expenses alone could amount to as much as $75 million.

Commenting on the revised offer and the litigation, Laidlaw Environmental Chairman, James R. Bullock, said, "We were as surprised and disconcerted as we suspect other shareholders of Safety-Kleen were to learn last week that Safety-Kleen had attempted to lock up an inferior deal with a buyout group without having sat down with us to seriously discuss our offer and the ways in which Safety-Kleen shareholders would benefit from a combination of the two companies. When it decided to sell the company, the Safety-Kleen board became subject to a duty to maximize shareholder value. Although it purported to conduct an "auction" for the company, the Safety-Kleen board made little or no attempt to inform itself as to the extra value that cost-savings and other synergies from a combination with a strategic buyer would bring to its shareholders. That extra value is reflected in our $30 per share offer. Our lawsuit is intended to prevent the Safety-Kleen board from transferring a portion of that extra value to the Philip Services buyout group in break-up fees and expenses or to management in incremental severance packages. We believe that the district court will agree that this extra value belongs to the Safety-Kleen shareholders."

Laidlaw Environmental Services is the leading provider of hazardous and industrial waste management services to industry and government. The company operates from more than 100 locations throughout North America.

                                     - 30 -


CONTACTS:  James R. Bullock                       Kenneth W. Winger
           Chairman                               President and CEO
           Laidlaw Environmental Services         Laidlaw Environmental Services
              and President and CEO               803-933-4211
              Laidlaw Inc.
           800-563-6072  ext. 201

           TAG Watson
           Vice President Communications
           Laidlaw Inc.
           800-563-6072  ext. 309

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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            LAIDLAW ENVIRONMENTAL SERVICES, INC.



Date: November 25, 1997                     By:   /s/ Kenneth W. Winger
                                                 -------------------------------
                                                 Kenneth W. Winger, President
                                                 and Chief Executive Officer